Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary
(303) 573-1660
ROYAL GOLD NAMES TONY JENSEN CHIEF EXECUTIVE OFFICER;
STANLEY DEMPSEY REMAINS EXECUTIVE CHAIRMAN
     DENVER, COLORADO. MAY 24, 2006: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading precious metals royalty company, today announced its Board of Directors has elected President and Chief Operating Officer Tony Jensen to the position of Chief Executive Officer effective July 1, 2006. Stanley Dempsey will step down as CEO but remain Executive Chairman of the Board of Directors and will continue to be involved in the Company’s strategic activities.
     “Stanley Dempsey has been a driving force behind Royal Gold’s success as a royalty company, enhancing the Company’s value for its shareholders for nearly two decades,” said John Goth, an independent director and chairman of the Board’s nominating committee. “The Board has valued Stan’s leadership and we are pleased that he will remain Chairman and continue to work closely with Tony to provide strategic support in all aspects of the Company’s business.”
     Stanley Dempsey stated that, “Tony has demonstrated outstanding leadership and management acumen since joining Royal Gold as President and COO approximately three years ago. He has played a major role in making Royal Gold what it is today, and the Company is fully prepared for a smooth transition. Like all the other members of the Board, I have complete confidence that Tony has the strategic thinking, industry knowledge and dedication to all of our shareholders to successfully lead this Company into the future. Supporting Tony is an outstanding team of people whose commitment to this Company has produced exceptional results and established a solid platform for future growth.”
     “I am honored to be assuming the CEO responsibilities,” commented Jensen. “Stan has tirelessly dedicated himself to Royal Gold and has built a very successful company. Royal Gold is in excellent financial shape and has a great growth profile. I look forward to furthering the goals of the Company thorough continued expansion of our precious metals royalty portfolio.”
     Tony Jensen has more than 23 years of experience in the mining industry. During his career, Tony worked at Placer Dome Inc., holding various senior operating positions domestically and internationally, as well as corporate positions in San Francisco, California, and Santiago, Chile. He was also the Mine General Manager for the Cortez Gold Mines, and Director, Finance and Strategic Growth of Placer Dome Latin America. Jensen holds a Mining Engineering degree from the South Dakota School of Mines and Technology and a Certificate of Finance from Golden Gate University in San Francisco. He serves as a Director of Royal Gold, the Colorado Mining Association, the Industrial Advisory Board of the South Dakota School of Mines and Technology, and the Nevada Mining Association.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System, under the symbol “RGLD” and on the Toronto Stock Exchange, under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

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